                                                               EXHIBIT 23.2


                       [WARADY & DAVIS LLP LETTERHEAD]



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) on the (i) Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Aurora Commons Partnership (An Illinois Limited Partnership) D/B/A Aurora Commons Shopping Center as of December 31, 1996; and (ii) Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Clark & Diversey Property Limited Partnership (An Illinois Limited Partnership) D/B/A Lincoln Park Place as of December 31, 1996 included in or made part of this Registration
Statement on Form S-11.






Deerfield, Illinois
May 7, 1997